SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SEI INVESTMENTS COMPANY
NOTICE OF ANNUAL MEETING

of Shareholders to be held May 29, 2019

SEI INVESTMENTS COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice of Annual Meeting of Shareholders to be held May 29, 2019
The Annual Meeting of Shareholders of SEI Investments Company, a Pennsylvania corporation, will be held at 4:00 p.m., local time, on Wednesday, May 29, 2019, at 1 Freedom Valley Drive, Oaks, PA 19456-1100, for the following purposes:

1.	To elect two directors for a term expiring at our 2022 Annual Meeting of Shareholders;

2.	To approve on an advisory basis the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2019; and

4.	To transact such other business as may properly come before our 2019 Annual Meeting of Shareholders or any adjournments thereof.
Only shareholders of record at the close of business on March 22, 2019 will be entitled to receive notice of, and to vote at, our 2019 Annual Meeting of Shareholders and any adjournments thereof.
By order of the Board of Directors,
William M. Doran, Secretary
April 17, 2019
Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States. Most shareholders also have a choice of voting over the Internet or by telephone. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available.

Request Electronic Delivery of Annual Meeting Documents.
Shareholders may elect to receive future distribution of proxy documents and annual reports by electronic access. To take advantage of this cost-saving service, please see page 23 of the attached Proxy Statement for further information.
SEI Investments Company Oaks, PA 19456-1100

SEI Investments Company

Oaks, PA 19456-1100

PROXY STATEMENT

2019 Annual Meeting of Shareholders
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of SEI Investments Company (“SEI,” “the Company,” “we,” or “our”) of proxies for use at our 2019 Annual Meeting of Shareholders to be held on May 29, 2019, and at any adjournments thereof (our "2019 Annual Meeting"). Action will be taken at our 2019 Annual Meeting to elect two directors with a term expiring at our 2022 Annual Meeting of Shareholders; to approve on an advisory basis the compensation of our named executive officers; to ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2019; and to consider such other business as may properly come before our 2019 Annual Meeting and any adjournments thereof. This Proxy Statement, the accompanying proxy card and our Annual Report for 2018 will be sent to our shareholders on or about April 17, 2019.

Voting at the Meeting
Only the holders of shares of our common stock, par value $.01 per share (“Shares”), of record at the close of business on March 22, 2019 ("Shareholders"), are entitled to vote at our 2019 Annual Meeting. On that date, there were 152,401,282 Shares outstanding and entitled to be voted at our 2019 Annual Meeting. Each Shareholder will have the right to one vote for each Share outstanding in his or her name on our books. See “Ownership of Shares” for information regarding the ownership of Shares by our directors, nominees, officers and certain shareholders.
Quorum and Required Votes
A majority of the Shares entitled to vote at the 2019 Annual Meeting who are present at the 2019 Annual Meeting, either in person or by proxy, will constitute a quorum for all purposes of the 2019 Annual Meeting. If Shares are voted on any matter submitted to a vote at the Annual Meeting, under Pennsylvania law the Shares will be considered present for all purposes of the meeting and will therefore be counted for purposes of calculating whether a quorum is present at the Annual Meeting. Under Pennsylvania law and our Articles and Bylaws, if a quorum is present at the meeting:

▪	the two nominees for election as directors will be elected to the Board if the votes cast for each nominee exceed the votes cast against the nominee;

▪
management’s proposal to approve the compensation of our named executive officers as disclosed in this Proxy Statement will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal; and

▪	the ratification of the appointment of our independent public accountants will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.
Abstentions and broker non-votes (such as votes of “Withhold Authority”) on any proposal will not be included in the total of votes cast on that proposal and will not affect the outcome of the vote on that proposal.
How to Vote
Shares represented by each properly executed proxy card will be voted in the manner specified by the respective Shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to our Board of the nominees listed herein; FOR management’s proposal to approve the compensation of our named executive officers; and FOR the ratification of the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2019. If any other matters are properly presented for action at the meeting, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment. Brokers or other nominees who hold Shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. Your broker is not permitted to vote on your behalf on the election of directors or the advisory vote proposal on approval of compensation and other non-routine matters unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you by your broker, trustee or nominee to vote your Shares via telephone or the Internet. We expect that brokers and nominees will determine that they have the discretion to vote the Shares held of record by them in the absence of voting instructions from the beneficial holder only on the ratification of the selection of our independent public accountants. For your vote to be counted, you need to communicate your voting instructions to your broker, trustee or nominee.
As a result, it is important to understand that if you hold your Shares through a broker, you must give your broker specific instructions on how to vote your Shares for them to be counted as votes cast on a number of matters being considered at the meeting and to affect the outcome of those votes.
You may vote your Shares in one of several ways, depending upon how you own your Shares.
Shareholders of record (you own Shares that are registered with our transfer agent in your own name) can vote by telephone, on the Internet or by mail as described below. Street name Shareholders (you own Shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

▪	Voting by Telephone. Dial 1-800-690-6903 and follow the voice prompts. You will need to have your proxy card with you for reference when you call.

▪	Voting on the Internet. Go to www.proxyvote.com and follow the instructions. You will need to have your proxy card with you when you link to the web site.

▪	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.

▪
Voting at the Annual Meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting. If you are a street name Shareholder, you must obtain a proxy, executed in your favor, from your broker or the holder of record to be able to vote at the annual meeting.

Please read both this Proxy Statement and our Annual Report before you cast your vote.
Should you choose to take advantage of voting via the Internet, you will have the option immediately following the casting of your vote to elect to receive future shareholder communications, including this Proxy Statement and our Annual Report, electronically over the Internet.
Any record Shareholder giving a proxy or other voting instruction has the right to revoke it by providing written notice of revocation to our Secretary at any time before the proxy or voting instruction is voted.

(Proposal No. 1) Election of Directors

Our Board currently consists of six members and is divided into three classes comprised of two directors in each class. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal of a director. At our 2019 Annual Meeting, Shareholders will be asked to vote upon the election of two nominees to the class of directors whose term expires at our 2022 Annual Meeting of Shareholders. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary.
Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast. Our Bylaws provide that, in an uncontested election, each director nominee who is an incumbent director must submit to the board before the annual meeting a letter of resignation that is conditioned on not receiving a majority of the votes cast at the annual meeting. Should a candidate not receive a majority of the votes cast at the meeting, his or resignation is tendered to the independent directors of the Board for a determination of whether or not to accept the resignation. The Board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.
The Board, following the recommendation of the Board’s Nominating Committee and following the nominating process described under the caption “Corporate Governance-Nominating Process” elsewhere in this Proxy Statement, has nominated Alfred P. West, Jr. and William M. Doran for election at our 2019 Annual Meeting. Both of the nominees are incumbent directors, have consented to be named and to serve if elected, and have provided the Board the conditional letter of resignation that is required under our Bylaws. We do not know of anything that would preclude these nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as our Board may recommend, or the number of directors to be elected at our 2019 Annual Meeting will be reduced accordingly.

Our Board unanimously recommends that at our 2019 Annual Meeting, Shareholders vote FOR the election of Mr. West and Mr. Doran to the class of directors whose term expires at our 2022 Annual Meeting of Shareholders.

Set forth below is certain information concerning Messrs. West and Doran and each of the four other current directors whose terms continue after our 2019 Annual Meeting. In determining to nominate the two nominees for election to the Board, as well in considering the continued service of the other members of our Board, our Board has considered the specific experiences and attributes of each director listed below and, based on their direct personal experience, the insight and collegiality that each of the nominees and continuing directors brings to board deliberations.
Nominees for election at our 2019 Annual Meeting of Shareholders with terms expiring in 2022:
Alfred P. West, Jr., 76, has been the Chairman of our Board and our Chief Executive Officer since our inception in 1968. Mr. West is our founder. He has provided the strategic vision in the development of our business and solutions since our inception and his familiarity with our customers and employees gives Mr. West insights and experience valuable to his service on the Board.
William M. Doran, 78, has been a director since March 1985 and has been Chairman of the Legal and Regulatory Oversight Committee of our Board since 2004. Mr. Doran has been our Secretary since 1981. From October 1976 to October 2003, Mr. Doran was a partner in the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, PA, a firm that provides significant legal services to us, our subsidiaries and our mutual funds. Mr. Doran is a trustee of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments, The Advisors’ Inner Circle Fund III, Gallery Trust, Schroder Series Trust, Schroder Global Series Trust, each of which is an investment company for which our subsidiaries may act as advisor, administrator and/or distributor. Mr. Doran is also a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. Mr. Doran’s legal training and experience, his relationship with us as outside legal counsel for many years, and his long-standing involvement with us and many of our regulated subsidiaries are valuable to his service on the Board and as Chair of the Legal and Regulatory Oversight Committee of our Board.
Directors continuing in office with terms expiring in 2020:
Sarah W. Blumenstein, 71, has been a director since May 2001 and has been a member of the Legal and Regulatory Oversight Committee of our Board since 2004. Since March 2015, she has also been a member of the Nominating Committee of our Board. From 1996 to 2002, Ms. Blumenstein was a public member of the Liaison Committee on Medical Education, which accredits all medical schools in the United States and Canada. From 1994 to 2003, Ms. Blumenstein served as a court-appointed Special Advocate for the Juvenile Court of Cook County. From 2000 to 2006, Ms. Blumenstein was a member of the board of directors, Fiscal Affairs Committee, and Investment Plan Subcommittee of Lake Forest Hospital. She also served on the board of Children’s Memorial Institute for Education and Research and on the Women’s Boards of Children’s Memorial Medical Center and Lake Forest College for 15 years. Ms. Blumenstein’s involvement with these non-profit entities and with healthcare providers provides her with insights into clients of our Institutional Investors business which is relevant to her service on the Board.
Kathryn M. McCarthy, 70, has been a director since October 1998 and is a member of the Audit and Compensation Committees of our Board. Since March 2015, she has also been a member of the Nominating Committee of our Board. Ms. McCarthy is also our Lead Independent Director and chairs periodic meetings of the Board’s independent directors. She is also an independent consultant and financial advisor to families and family offices. Ms. McCarthy is a director and a member of the Audit Committee of the Rockefeller Trust Company, NA. She serves on several family office boards as well as investment committees and private trust company boards. From February 2000 to May 2003, Ms. McCarthy was a Managing Director at Rockefeller & Co., Inc. Ms. McCarthy was the President of Marujupu, LLC (a New York-based family office) from November 1996 to June 1999 and subsequently an advisor to Marujupu, LLC on investment and wealth transfer matters. From June 1992 to October 1996, Ms. McCarthy was a Senior Financial Counselor and portfolio manager with Rockefeller & Co., Inc., a family office and investment manager. Ms. McCarthy’s experience as a consultant and financial advisor to investors, family offices and her wealth management experience has given her insight into the various issues faced by the investment and our wealth management business and our clients.
Directors continuing in office with terms expiring in 2021:
Carl A. Guarino, 61, has been a director and a member of the Audit Committee since 2014. Mr. Guarino has also been Chair of the Compensation Committee of our Board and the Nominating Committee of our Board since 2015. Mr. Guarino is currently CEO of WizeHive, Inc., an early stage SaaS company that provides a platform for streamlining grants, scholarships and other application-based processes. Mr. Guarino was Chief Executive Officer of Procurian Inc. (a provider of procurement outsourcing services to Fortune 1000 firms) from August 2006 until January 2014, shortly after the acquisition of Procurian by a subsidiary of Accenture PLC. Prior to March 2006, Mr. Guarino was our Executive Vice President - Investment Advisors. Mr. Guarino has great familiarity with us and our market units, particularly the investment advisor segment, and his experience with Procurian and his knowledge of the information technology industry provide the Board with a valuable perspective on our business activities.
Carmen V. Romeo, 74, has been a director since June 1979 and a member of the Audit Committee of our Board since 2008. In January 2010, Mr. Romeo was appointed as the Chair of the Audit Committee. Since March 2015, he has also been a member of the Nominating Committee of our Board. From December 1985 to December 2004, Mr. Romeo served as one of Executive Vice Presidents. Mr. Romeo was our Treasurer and Chief Financial Officer from June 1979 until September 1996. Mr. Romeo officially retired as our employee effective December 31, 2004. Mr. Romeo was a certified public accountant with Arthur Andersen & Co. prior to 1979. In addition to his familiarity with public company accounting and financial management issues, Mr. Romeo has great familiarity with us, and particular knowledge of our business and related technology and asset management solutions, from his previous role with us as the person having managerial responsibility for our Investment Advisors business.

Corporate Governance
Governance Principles and Structures
The governance principles of our Board include our Board Nomination and Shareholder Communication Policy, as well as the charters of our Audit Committee, Compensation Committee, Nominating Committee, Legal and Regulatory Oversight Committee and our Lead Independent Director. Other documents which implement our governance principles include our Code of Conduct, our Complaint Procedures and Non-Retaliation Policy and our Code of Ethics for our Senior Financial Officers. Each of these documents and various other documents embodying our governance principles, including our Code of Conduct, are published on the Corporate Governance section of our website at seic.com. Amendments and waivers of our Code of Ethics for our Senior Financial Officers will either be posted on our website or filed with the Securities and Exchange Commission on Form 8-K.
Our Board has determined that each of Mss. Blumenstein and McCarthy and Messrs. Guarino and Romeo is an “independent director” as such term is defined in Rule 5605(a)(2) promulgated by The NASDAQ Stock Market, Inc. In this Proxy Statement, these four directors are referred to individually as an “independent director” and collectively as the “independent directors.”
Mr. West, our founder Chief Executive Officer throughout our history, is also the Chairman of our Board. The Board has concluded, in light of present circumstances and the roles of our various Board committees and the Lead Independent Director, that this arrangement best suits our needs because of Mr. West’s role as founder, strategic visionary and a significant shareholder.
In order to ensure that the considerations of non-management directors are addressed at the Board, the Board has appointed Ms. McCarthy as the Lead Independent Director with the responsibilities and authority set out in the Lead Independent Director Charter. As such Lead Independent Director, Ms. McCarthy is responsible for chairing the executive sessions of the Board. Our independent directors meet in regularly scheduled executive sessions without management present.
Board and Committee Meetings
Our Board held nine meetings in 2018. During the year, each director attended more than 75 percent of the meetings of our Board and of the committees on which he or she served. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of shareholders, we encourage, but do not mandate, board member attendance at our annual meetings of shareholders, particularly with respect to board members who are up for election at that annual meeting. All of our directors attended our 2018 Annual Meeting of Shareholders. The standing committees of our Board are the Audit Committee, the Compensation Committee, the Nominating Committee and the Legal and Regulatory Oversight Committee.
Our Audit Committee held five meetings in 2018. The principal functions of the Audit Committee, which operates pursuant to a formal written charter, are to assist our Board in its oversight of the quality and integrity of our financial reporting process, and to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of our independent auditors. The current members of the Audit Committee are Messrs. Romeo and Guarino and Ms. McCarthy, each of whom is an independent director. Our Board has determined that Mr. Romeo is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. A current copy of the charter of the Audit Committee may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
Our Compensation Committee held three meetings in 2018. The principal function of the Compensation Committee is to administer our compensation programs, including certain stock plans and bonus and incentive plans, as well as the salaries of senior corporate officers and employment agreements between us and our senior corporate officers. The Compensation Committee members are Mr. Guarino and Ms. McCarthy, each of whom is an independent director. A current copy of the charter of the Compensation Committee may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.” The Compensation Committee establishes director and executive officer compensation in accordance with the authority granted by its charter and the Board-approved compensation plans the Committee administers. The Committee may delegate its responsibilities under limited circumstances to a subcommittee composed only of a subset of Committee members. Also, under the terms of the Board- and shareholder-approved equity compensation plans, the Committee is authorized to provide our CEO with limited authority to make stock-based awards to non-executive employees in connection with recruitment, retention, performance recognition or promotion; however, the Committee has not authorized our CEO to make any equity grants to our executive officers.
Our Nominating Committee held one meeting in 2019 to consider the nominees to the Board for election at the 2019 Annual Meeting. The principal function of the Nominating Committee is to consider nominees for election to the Board from time to time, including recommendations submitted by our shareholders. The members of the Nominating Committee are Mss. Blumenstein and McCarthy and Messrs. Guarino and Romeo, constituting all of our independent directors.
Our Legal and Regulatory Oversight Committee held four meetings in 2018. The principal function of the Legal and Regulatory Oversight Committee is to oversee our compliance with rules and regulations of the various regulatory bodies having jurisdiction over our business and operations and those of our subsidiaries. The members of the Legal and Regulatory Oversight Committee are Messrs. Doran and Romeo and Ms. Blumenstein. A current copy of the charter of the Legal and Regulatory Oversight Committee may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
Nominating Process
During 2015, the Board formed a Nominating Committee consisting solely of our independent directors and adopted a charter for the Nominating Committee. Among the responsibilities of the Nominating Committee is the management and administration of our Board Nomination and Shareholder Communication Policy.
Board candidates are considered by the Nominating Committee based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our shareholders and personal integrity and judgment. Directors are also considered based on their diverse backgrounds and on contributions that they can make to us, as well as their ability to fill a current board need. In addition, directors must have time available to devote to activities of our Board and to enhance their knowledge of our industry. The Board prefers a mix of background and experience among its members and it uses its judgment to identify nominees whose backgrounds, attributes and experiences, which taken as a whole, will contribute to insightful and robust, yet collegial, Board deliberation. Accordingly, while there is no exact formula, we seek to attract and retain highly qualified directors with relevant experience who have sufficient time to attend to their substantial duties and responsibilities to us.
Our Nominating Committee considers recommendations for nominations from a wide variety of sources, including members of our Board, business contacts, our legal counsel, community leaders and members of our management. Our Nominating Committee will also consider shareholder recommendations for director nominees that are received in a timely manner. Subject to compliance with statutory or regulatory requirements, our Nominating Committee does not expect that candidates recommended by shareholders will be evaluated in a different manner than other candidates. All such recommendations for election of directors at the 2020 annual meeting should be submitted in writing to our Secretary at our principal offices (1 Freedom Valley Drive, Oaks PA 19456-1100) no later than January 15, 2020. The Nominating Committee Charter and the Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
Shareholder Communications to our Board
Shareholders may send communications to our Board in writing, addressed to the full Board, individual directors or a specific committee of our Board, in care of our Secretary, to our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100). Our Board relies on our Secretary to forward written questions or comments to the full Board, named directors or specific committees of our Board, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual internally. The Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
Risk Oversight by the Board
It is management’s responsibility to assess and manage the various risks we face. It is the Board’s responsibility to oversee management in this effort. The Board has delegated aspects of their risk management oversight responsibility to three committees of the Board. The Audit Committee generally oversees risk policies related to our financial statements and reporting. The Legal and Regulatory Oversight Committee generally oversees risk policies related to our compliance with legal and regulatory obligations. The Compensation Committee generally oversees risk policies related to our compensation arrangements. The Board directly considers risk matters related to our strategic, operational and corporate governance matters as well as risk that could adversely affect our reputation.

We adopted an Enterprise Risk Management Policy and Program based upon the COSO Enterprise Risk Management Framework. Throughout the year, this program is administered by our Enterprise Risk Management team. During the year, senior management members from across our organization convene in our Operations Risk Committee on at least a quarterly basis to discuss various aspects of our operations that create risk for us and mitigations strategies for these risks. At the end of each year, our Chief Financial Officer and our General Counsel work with our Director of Enterprise Risk Management, internal audit department, compliance department, risk officers of our operations, technology and investment management units, risk management officers of our regulated subsidiaries, and members of our various solutions development teams to collect, review and prioritize business risks and mitigation measures and responsibilities. The different identifiers of risk include a risk assessment prepared by our enterprise risk team, risk assessments prepared by our internal audit team for purposes of developing our internal audit plan, risk assessments prepared by compliance officers for the purpose of identifying compliance policy contents and testing procedures, and risk assessments prepared by the operations, technology and investment management units for the purpose of creating and refining their internal procedures and controls. This group also considers the results of regulatory examinations of our regulated subsidiaries as well as issues generally affecting our competitors and the industries of which we are a part. Summaries of these key business risks are then reviewed with our Operations Risk Committee, consisting of the heads of each of our market units and supporting organizations.
In January of each year, the key business risk summary is considered by a joint meeting of the Audit Committee and the Legal and Regulatory Oversight Committee of our Board. During the year, our Chief Financial Officer and our General Counsel have responsibility for escalating as appropriate risk events and updates to the Audit Committee and the Legal and Regulatory Oversight Committee, respectively.
Other Governance Principles
The Board has also adopted a number of other policies that directly affect governance and risk management. These include our Compensation Recoupment Policy and our Stock Ownership Policy, both of which are described below under the caption “Compensation Discussion and Analysis.” In addition, our Insider Trading Policy provides that directors, executive officers and other employees subject to our insider trading compliance program are not permitted to enter into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning our securities.
Environmental, Social and Governance
Our Affirmative Action/ Equal Employment Opportunity Policy
We value the significant contributions that come from individuals we work with who have diverse backgrounds, experiences, and ideas.
It is our policy to be an affirmative action/equal opportunity employer. In keeping with this policy, we will continue to take affirmative action to employ and advance in employment qualified minorities, women, individuals with disabilities, disabled veterans, recently separated veterans, Vietnam-era war veterans and other covered veterans.
We are committed to extending equal employment opportunities to all individuals without regard to race, color, religion, sex (including pregnancy), age, disability, veteran status, genetic information, sexual orientation, gender identity or marital status.
It is our policy that employees and applicants will not be subjected to harassment, intimidation, threats, coercion or discrimination because they have filed a complaint; assisted or participated in any Equal Employment Opportunity investigations; opposed any act or practice made unlawful by any Equal Employment Opportunity laws; or exercised any other right protected by Equal Employment Opportunity laws.
Set forth below is the aggregated data on our U.S. workforce demographics that we have reported to the Equal Employment Opportunity Commission on form EEO-1:

	All Employees			People of Color Categories
	Female (%)	White (%)	People of Color (%)	Black or African American (%)	Hispanic or Latino (%)	Asian (%)	Native Hawaiian or Pacific Islander (%)	Alaskan Native or Native American (%)	Two or More Races (%)
Executives/Senior Officials & Managers	13.0	95.6	4.4	0.0	0.0	4.4	0.0	0.0	0.0
First/Mid-Level Officials & Managers	33.6	90.7	9.3	2.1	1.2	5.8	0.0	0.0	0.2
Professionals	34.9	79.8	20.2	4.5	2.6	11.8	0.1	0.2	1.0
Sales	15.6	95.0	5.0	0.6	0.5	3.4	0.0	0.0	0.5
All Others	40.0	82.0	18.0	2.0	8.0	6.0	0.0	0.0	2.0

Our Diversity Team
The mission of the SEI Diversity Team is to foster a culture throughout the Company that embraces diversity and drives innovation and is consistent with our goals and values. Through an integrated approach of community involvement, education, training and service, our goal is to ensure multiculturalism permeates all aspects of our daily work life and global initiatives, resulting in a more successful environment for our global workforce and clients.
Our Women’s Network
A group of SEI women came together in 2007 and formed the SEI Women’s Network ("SWN") to help women achieve success in alignment with our business objectives. The network does so through a community which fosters professionalism, engagement, effectiveness, leadership, work-life balance, communication and relationship building.
In addition to many day-to-day events, annually, the SWN hosts its Leadership Summit with inspirational speakers and leaders from prominent organizations in the local area. Each year there are over 200 live attendees and hundreds of employees view the content live at their locations. Each year there are also external partnership attendees, including guests from 30 companies in the surrounding community.
Our Community Engagement

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Girls Exploring Tomorrow’s Technology ("GETT") - A program sponsored by the Innovative Technology Action Group ("ITAG") which is directed towards high school age girls who are interested in getting involved in technology. Many of the students come from lower socio-economic backgrounds. The volunteer presenters are successful women in technology. For example, designers and builders from the producer of the world’s most advanced helicopters sends a woman pilot in a helicopter to talk to the girls about becoming pilots and the girls have a chance to sit inside the helicopter. We have members on the Board of ITAG and sponsor GETT events.

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Hire One - We are a member of the Chester County Economic Development Council ("CCEDC"), which works specifically with the Hire One Task Force. We are a champion and committed to successfully connecting job seekers to hiring employers.

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Women in Investing Network ("WIN") - We are a sponsor member and have representatives attend meetings as well as post jobs on their site. Additionally, the SEI Women’s Network is a main partner in WIN’s event and has hosted many WIN events and programs on our campus.

Supporting Diversity Recruiting Efforts

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We continue to partner with colleges and universities who share our belief in diversity and reflect this in their student activities. In addition, we develop and maintain relationships with historically diverse colleges to further our goal of diversity in the workplace. Beyond posting positions on diversity job boards, we attend industry and professional conferences targeting diverse candidates including: the National Association of Black Accountants ("NABA"), the Association for Pan-Asian Leaders ("ASCEND"), the Pennsylvania Diversity Leadership Council, and the Professional Diversity Network.

•	We continue to work with the Greater Philadelphia Hispanic Chamber of Commerce on a recruiting strategy to focus on the growth of Hispanics in management and positions of leadership.

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We are a part of the Northeastern collective of companies focused on NeuroDiversity and creating opportunities for those individuals who are on the autism spectrum. We successfully launched our first Autism at Work internship pilot program and will continue to develop these efforts alongside internal and external partnerships.

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We worked with the Southeastern Pennsylvania Transportation Authority ("SEPTA"), the metropolitan transportation authority serving the city of Philadelphia, to add a stop at our Oaks corporate headquarters so that candidates and employees from Philadelphia and the surrounding area could commute using public transportation.

Our Veteran Initiatives
We promote an environment that is supportive of veterans and service members. Below are some highlights of our veteran initiatives:

•
Military Recruiting and Onboarding - We attend several military recruiting events each year where SEI veterans are the face of the Company. We have been named a Top 10 Military Friendly® Employer for 2019, and have been ranked a “Gold-level” Military Friendly employer since 2016 by G.I. Jobs. SEI Salutes, our newest affinity group, connects existing veterans to new hires with military experience. The liaisons are the welcoming committee and are the point of contact for new hires to meet other veterans in their business unit and in the Company, creating a network of veterans at SEI. Military new hires expressed ability to better relate to those with military experience in addition to a peer civilian mentor.

•
Student Veterans - We are working with local colleges and universities to reach out to the student veteran population and promote opportunities. The SEI Summer Internship Program provides students with real-world business experience. Benefits for student veterans include flexible schedules and tuition assistance for qualified disabled veterans.

•
Supporting Our Veterans - We continued our annual tradition of providing lunch for all service members on Veterans Day and for Military Appreciation Month, whether employee, visitor, client or vendor. Employees were invited to bring family members who are veterans as well. We also recognized and honored the service of our employees and their family members by creating a collage of service members in uniform. SEI Salutes is an employee run affinity group that works alongside Workforce Development on a recruiting strategy to attract and retain our veteran employees. In addition, SEI Salutes takes on many endeavors with our employee run philanthropy group, SEI Cares, to support local veteran organizations and events. Our members have supported the American Red Cross, Valor Service Dogs, Operation Homefront, Heroes Betterment and many others. We exceed the requirements of the Uniformed Services Employment and Redeployment Rights Act ("USERRA") by providing a pay differential for up to four years to cover the difference between their military pay and regular pay.

Ownership of Shares
The following table contains information as of March 22, 2019 (except as noted) relating to the beneficial ownership of Shares by our Chief Executive Officer and Chief Financial Officer, by each of our three other most highly compensated executive officers, by each of the members of our Board (including nominees), by all members of our Board (including nominees) and executive officers in the aggregate, and by the holders of five percent or more of the total Shares outstanding. As of March 22, 2019 there were 152,401,282 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within our direct knowledge. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the Shares listed.

Name of Individual or Identity of Group	Number of Shares Owned (1)	Percentage of Class (2)
Alfred P. West, Jr. (3)	19,263,874	12.6
William M. Doran (4)	9,634,866	6.3
Carmen V. Romeo (5)	2,944,195	1.9
Kathryn M. McCarthy	141,400	*
Sarah W. Blumenstein	50,681	*
Carl A. Guarino (6)	53,946	*
Dennis J. McGonigle	831,747	*
Michael N. Peterson	—	*
Stephen G. Meyer	415,223	*
Ryan P. Hicke	153,652	*
All executive officers and directors as a group (18 persons) (7)	34,933,887	22.6
BlackRock, Inc. (8)	14,153,322	9.1
The Vanguard Group (9)	13,708,964	8.8
Loomis Sayles & Co., L.P. (10)	16,339,796	10.5

*	Less than one percent.

(1)
Includes, with respect to Messrs. West, Doran, Romeo, and Guarino, Ms. McCarthy and Ms. Blumenstein and Messrs. McGonigle, Hicke, Meyer and Peterson, 335,000, 70,000, 10,000, 25,000, 70,000, 45,000, 250,250, 146,500, 301,500 and 0 Shares, respectively, that may be acquired upon exercise of stock options that are exercisable within 60 days of March 22, 2019.

(2)
Applicable percentage of ownership is based on Shares outstanding on March 22, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means voting or investment power with respect to securities. Shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of March 22, 2019 are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for Shares that are held jointly with a person’s spouse or are subject to applicable community property laws, or as indicated in the footnotes to this table, each Shareholder identified in the table possesses sole voting and investment power with respect to all Shares shown as beneficially owned by such Shareholder.

(3)
Includes 1,044,734 Shares held by Mr. West’s wife and 8,848,816 Shares held in trusts for the benefit of Mr. West’s children (the “Children’s Trusts”), of which trusts Mr. West’s wife is a trustee or co-trustee. Also includes 330,000 Shares held in a trust for the benefit of Mr. Doran’s children, of which trust Mr. West is a trustee. Mr. West disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 423,726 Shares held by the West Family Foundation, of which Mr. West is a director and officer. Also includes 64,400 Shares held by West Senior Securities Fund, L.P., and 112,456 Shares held by the Alfred P. West, Sr. Residual Trust, for both of which Mr. West is a trustee. Includes 20,000 Shares held by Westbridge, of which Mr. and Mrs. West are board members. Accordingly, Mr. West shares voting and investment power with respect to these Shares. Mr. West’s address is c/o SEI Investments Company, Oaks, PA 19456-1100. Mr. West and certain of the Children’s Trusts have pledged as security to third parties 7,163,777 Shares, subject to adjustment.

(4)
Includes an aggregate of 8,848,816 Shares held in trusts for the benefit of Mr. West’s children, of which trusts Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 53,400 Shares held by Mr. Doran’s wife, 40,768 Shares held in the William M. Doran 2002 Grantor Retained Annuity Trust of which Mrs. Doran is the Trustee, and 58,403 Shares held in the William M. Doran 2004 Grantor Retained Annuity Trust. Also includes 34,575

Shares held by the Doran Family Foundation, of which Mr. Doran is a director and, accordingly, shares voting and investment power. Of these Shares, Mr. Doran has pledged as security to third parties 528,904 Shares, subject to adjustment. See also note 3 with respect to the pledge of Shares by Mr. West’s Children’s Trusts.

(5)	Includes 1,386,000, Shares held by the Carmen V. Romeo 2012 Children's Trust, 242 Shares held by Mr. Romeo’s wife and 1,059,488 Shares held in the Carmen V. Romeo 2019 GST Exempt Children’s Trust.

(6)	Includes 18,981 Shares held by a foundation and a family trust with respect to which Mr. Guarino shares voting or investment power.

(7)
Includes 2,302,250 Shares that may be acquired upon the exercise of stock options exercisable within 60 days of March 22, 2019. When a Share is reportable as beneficially owned by more than one person in the group, the ownership of the Share is only included once in the Number of Shares Owned column.

(8)
Based solely on a Schedule 13G dated February 6, 2019, 2019 by BlackRock, Inc., who has sole dispositive power over the number of Shares indicated and sole voting power over 14,153,322 of the Shares indicated. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
Based solely on an amendment to Schedule 13G dated February 7, 2019 by The Vanguard Group, who has shared dispositive power over 119,928 of the Shares indicated and sole dispositive power over 13,589,036 of the Shares indicated. Vanguard has sole voting power over 117,131 of the Shares indicated and shared voting power over 27,095 of the Shares indicated. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(10)
Based solely on an amendment to Schedule 13G dated February 14, 2019 by Loomis Sayles & Co., L.P., who has sole dispositive power over the number of Shares indicated and sole voting power over 11,974,118 of the Shares indicated. The address of Loomis Sayles & Co., L.P., is One Financial Center, Boston, MA 02111.

Compensation Discussion & Analysis
The following compensation discussion and analysis contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Overview
Our compensation philosophy (which is intended to apply to all members of management, including our Chairman and CEO), as implemented by the Compensation Committee of our Board (the "Committee"), is to provide a compensation program that provides competitive levels of compensation and that emphasizes incentive compensation plans and equity plans aligned with attaining our annual goals and longer-term objectives. We believe that this approach enables us to attract, retain and reward highly qualified personnel and help us achieve our tactical and strategic goals. The Committee seeks to develop a compensation program that, overall, is at levels that the Committee believes are competitive with compensation paid to employees with comparable qualifications, experience and responsibilities at companies of comparable size engaged in the same or similar businesses as us and in similar locations. The Committee does not explicitly position pay at a specific level or mix with reference to any particular group.
The compensation program for almost all of our non-sales full-time employees consists of (i) base salary and (ii) non-equity incentive compensation awards pursuant to a corporate incentive compensation plan (in addition to benefits afforded to all employees, such as healthcare insurance and stock purchase and defined contribution plans). Equity compensation for selected, higher level employees is provided by annual grants of stock options.
The Committee has sought to keep base salaries at a relatively modest portion of total compensation for higher compensated employees, so that the overall compensation program is more heavily weighted towards incentive compensation in the form of annual cash bonuses and sales commissions, and for selected higher level employees, stock option grants that have performance vesting requirements based on attainment of pre-tax earnings per share ("EPS") targets as well as minimum time vesting periods. The Committee has sought to include a number of features in the compensation program which are designed to align the interests of management with the interests of shareholders. These features include:

•	the tilting of the compensation program elements towards incentive compensation and option awards;

•	the focus of incentive compensation awards on EPS targets;

•	the use of EPS targets as vesting requirements for stock option grants;

•	our Stock Ownership Policy (requiring minimum threshold shareholdings by our executives);

•	our Compensation Recoupment Policy (which provides for claw-back of incentive compensation in certain instances); and

•	our Insider Trading Policy (which prohibits short sales, transactions in derivatives of our stock and hedging transactions).
Consistent with our pay for performance philosophy, during 2018, approximately 67 percent of our CEO’s pay and 78 percent of the compensation of our other named executive officers were paid in the form of variable performance-based compensation such as incentive compensation or stock options with EPS-based vesting thresholds (see “Summary Compensation Table”).
Since 2012, the Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy” or “Consultant”) as its executive compensation consultant when structuring compensation plans or engaging in comparative compensation analyses but did not employ the Consultant during 2018 (See “Compensation Consultant,” below).
At our 2018 Annual Shareholders’ Meeting, our shareholders expressed strong support for the compensation of our named executive officers disclosed in our 2018 Proxy Statement, with more than 99% of the votes cast voting in favor of the “Say-on-Pay” proposal. When setting compensation, and in determining our compensation policies and practices, the Committee took into account the results of the 2018 “Say-on-Pay” advisory resolution to approve such executive compensation as demonstrating support of our compensation programs.
The Committee has also reviewed our compensation policies as generally applicable to all of our employees and believes that our policies, taking into account the mitigation policies and arrangements in place, do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on us.
Base Salary
The Committee seeks to recommend base salaries for management employees at levels that it believes are sufficiently competitive with salaries paid to management with comparable qualifications, experience and responsibilities at companies of comparable size, operational complexity and businesses to us. In 2018, the Committee made limited changes in its salary structure for executive officers (See “2018 Committee Actions and Awards-2018 Compensation Adjustments” below).
Incentive Compensation
Incentive compensation consists of two components: annual bonuses and sales commissions. Sales commissions are based on sales events and are measured on the basis of asset accumulation, asset retention, or anticipated revenue from contracted sales, generally taking into account related factors, such as expected profit margins. Executive officers participate only in the annual bonus program and do not participate in sales commission plans.
Annual bonuses are determined through a process overseen by the Board and the Committee. Each individual who participates in the plan is assigned a target compensation award which may change from year to year, but generally is the same as that individual’s prior year target amount. In the case of executive officers, the target amount is generally between 140% and 179% of the officer’s base salary, reflecting the determination of the Committee to emphasize performance-based incentive compensation over fixed compensation.
Historically, the non-equity incentive compensation awards that may be paid out in any particular year is determined by the Committee by:

•
determining the aggregate amount of all individual target compensation awards for that year as input into establishing an overall incentive pool that may be paid out if an earnings per share target is achieved;

•	early in the year in question, identifying the target earnings per share for the year that may be considered in determining what percentage of that overall pool will be paid in the particular year;

•	near the end of the particular year, based on the EPS performance, establishing the actual maximum size of the incentive pool;

•	apportioning the resulting actual pool among the market and business units based on the Committee’s subjective assessment of the degree to which each unit achieved a success for that year; and

•
then approving management-proposed individual bonuses to employees within those units based on the amount available to the particular unit and the Committee's consideration of management’s assessment of each individual’s contribution to the achievements of those units as well as each individual’s personal achievements.

This assessment is performed for two different pools:

•	all executive officers as a group; and

•	all employees other than executive officers, as a group.
When the Committee evaluates a market or business unit and individuals within a unit who are executive officers for the purpose of making compensation decisions, it meets with our CEO and reviews a number of factors including:

•	our CEO's impressions of the unit and the individual executive officers and their particular units;

•	the financial and business goals and objectives established at the beginning of each year to provide a basis for assessment of performance for these units and its executive officers;

•
financial results of the units, including, as applicable, performance against the prior year’s financial performance and other non-financial goals are considered within the overall business environment;

•	achievement of strategic and operating results; and

•	in the case of the individual executive officers, their:

◦	success in their management responsibilities generally;

◦	achievement of strategic and tactical goals of their particular market unit; and

◦	their support of, and contribution to, overall corporate success.
When the Committee makes decisions regarding equity or non-equity compensation, it exercises independent business judgment. There is no specific formula the Committee applies when considering the factors that the Committee believes are important to the assessment of any of our market or business unit's performance or that of any individual executive officer or our CEO, nor does the Committee attach any specific weighting or priority to the factors it considers. Consequently, there is no direct correlation between any particular performance measure and the resulting equity or non-equity compensation awards.
Option Grants
Stock option grants are viewed by the Committee as an important means of aligning the interests of management and employees with the interests of shareholders. All of our outstanding stock options have performance-based vesting provisions: the stock options vest at a rate of 50 percent when a specified earnings-per-share target is achieved, and the remaining 50 percent when a second, higher specified earnings-per-share target is achieved. Prior to 2018, there was no minimum time-based factor in the vesting of our stock options. Beginning in 2018, the Committee changed the vesting thresholds from an earnings per share target to a pre-tax earnings per share target, and also implemented minimum time periods for vesting (see “2018 Committee Actions and Awards,” below). Option awards are generally determined by the Committee in December of each year. Our CEO reviews with the Committee the option grants for each executive officer, other than himself, as well as the option grants for the other employees. The Committee then deliberates and establishes the specific option grants and finally submits these option grant amounts to the entire Board for ratification.
2018 Committee Actions and Awards
Award of 2018 Incentive Compensation
For 2018, our Board and the Committee chose to fix the maximum aggregate amount for the non-equity incentive compensation award pool (the “Maximum Bonus Pool”) as 120% of the total target non-equity incentive compensation for all executive officers eligible for incentive compensation as of December 2018 if we achieved a pre-tax EPS target of $3.70 in 2018. In addition, our Board and the Committee established profit and sales goals for each of our business units. If our 2018 pre-tax EPS differed from $3.70, the target non-equity incentive compensation award pool would be increased or decreased at the discretion of the Committee. For comparative purposes, our pre-tax EPS in 2017 were $3.43. Our pre-tax EPS in 2018 were $3.81, approximately 103% of the $3.70 target EPS. The Committee determined that, based on its discussion of our performance and that of our business units, markets and individuals, as well as the revenue and sales results of our business units, the amount to be awarded should be less than the Maximum Bonus Pool but generally equal to the aggregate target amount of our executive officers, with amounts of non-equity incentive compensation awards above target level to those executive officers whom the Committee felt had achieved superior performance during the year. In the aggregate, the non-equity incentive compensation awards made to all executive officers by the Committee were approximately 108% of their aggregate target amount and 90% of the Maximum Bonus Pool. The aggregate amount of non-equity incentive compensation awarded to our executive officers was approximately 98% of the aggregate non-equity incentive compensation awards made to our executive officers in 2017.
In December 2018, the Committee received our CEO’s views on the 2018 performance of the senior executives (other than himself) and their market or business units, as well as his recommendations for non-equity incentive compensation awards and stock option grants for the senior executives and their units. The Committee considered the 2018 pre-tax EPS of $3.81 as compared to the $3.70 target and discussed, among other things:

•	the additional responsibilities of certain of our named executive officers as a consequence of our November 2018 corporate reorganization;

•	the overall performance of our asset management business as compared to the industry generally; and

•	our long-term strategic objectives for our executive officers and their respective business units.
Based on these considerations and the CEO’s input, the Committee discussed and approved the aggregate amount of non-equity incentive compensation awards for each of our market units and the individual awards that were then made to executive officers. These awards took into account the Committee’s view of:

•	the desire of the Committee to align incentive compensation awards to long-term shareholder value creation;

•	our revenue growth of six percent from that which was achieved in 2017;

•	the approximately $500 million returned to our shareholders via dividends and stock repurchases;

•	our overall long-term strategic goals;

•	the executive officer’s market or business unit:

◦	performance against its sales goals;

◦	contributions to corporate earnings;

◦	revenues and sales profit margins; and

◦	meeting various strategic and tactical goals of the unit; and

•	the individual performance and achievements of each of the executive officers.
The Committee independently reviewed the performance of the CEO with primary consideration to our overall performance as well as his individual performance on strategic and non-financial achievements and discussed and approved his annual non-equity incentive compensation award.
With respect to our named executive officers in the Summary Compensation Table, the annual non-equity incentive compensation award targets for 2018 were $1,000,000 for Mr. West, $750,000 for Mr. McGonigle, $850,000 for Mr. Meyer, $650,000 for Mr. Hicke and $750,000 for Mr. Peterson. The awards to Messrs. West, McGonigle, Meyer, Hicke and Peterson were approximately 110%, 113%, 127%, 108% and 100% of their respective target amounts.
In the case of Mr. West, the Committee noted the architecture and management of our November 2018 reorganization of our technology platform delivery and solution organizations and the continuing enhancement of the SEI Wealth PlatformSM ("SWP") throughout 2018. The Committee also considered the activities of Mr. West in defining and pursuing our strategy, development and innovation activities. The Committee considered the activities of Mr. McGonigle in overseeing our finances, including managing SWP development expenses and the operations and workforce expenses. The Committee noted that the Investment Managers segment, headed by Mr. Meyer, in 2018 achieved a 14% growth in revenues and 13% growth in operating profit as compared to 2017, recorded strong net new sales, successfully integrated the operations of Archway Technology Partners, and that Mr. Meyer undertook the additional responsibility of overseeing our Private Banks segment after our November 2018 reorganization. The Committee considered the activities of Mr. Hicke in taking on the responsibility for our reorganized solutions and technology delivery operations. Finally, the Committee considered the degree to which Mr. Peterson had led, and the impact he had had on, our Legal and Compliance team since he joined us in June 2018.
2018 Option Awards
In May 2018, the Board and the Committee reviewed and approved the compensation package included in the employment agreement negotiated with Mr. Peterson in connection with his hiring. As part of the Board and Committee deliberations, each of the Board and the Committee approved the 300,000 options proposed to be granted to Mr. Peterson in three tranches: 200,000 on June 18, 2018, and 50,000 on June 18 of each of 2019 and 2020, with the exercise price of such options being the closing price of our common stock on the grant date and the vesting of such options to be the same as the vesting conditions attached to the options granted to our senior executive officers in December 2017. In considering the options to be granted to Mr. Peterson pursuant to his employment agreement, the Board and the Committee reviewed the equity grants and compensation packages generally given to similarly situated executive officers hired by us and that mix of compensation elements that the Board and the Committee believed was necessary to be competitive with the other professional opportunities then available to Mr. Peterson.
At the December 2018 meeting, the Committee considered the annual grant of options to each of our named executive officers. The Committee reaffirmed their belief that option grants with performance based vesting targets were a very effective way to align the interests of the executives with the interests of Shareholders. The Committee considered the options currently held by the executive officers, and their remaining terms and exercise prices. The Committee also considered the number of options granted generally to key employees (including executive officers) as a percentage of the outstanding Shares and compared to the number of options granted in prior years. The Committee also considered the decline in our stock price during 2018 and the decrease in the Black Scholes value of an option from $16.78 per share for the 2017 grants to $13.04 per share for the 2018 grants. In 2018, the Committee approved the grant of approximately 2.2 million options to 475 of our employees compared to the approximately 1.9 million options granted during 2017 to 478 employees. During 2018, we repurchased in open market or private transactions 6,744,000 Shares under our stock repurchase program at a total cost of approximately $404.8 million, compared to 4,403,000 Shares repurchased in 2017 at a total cost of approximately $248.1 million. These share repurchase activities ameliorate the dilution which can result from grants and exercises under our equity compensation programs.
In December 2018, the Committee awarded Mr. West a grant of 25,000 options (compared to 20,000 options granted in December 2017), Mr. Meyer a grant of 45,000 options (compared to the 25,000 options granted in December 2017), Mr. Hicke a grant of 35,000 options (compared to the 25,000 options granted in December 2017), Mr. Peterson a grant of 20,000 options and Mr. McGonigle a grant of 25,000 options (the same number granted in December 2017). The number of 2018 options granted at the December 2018 meeting to our named executive officers was approximately 150% of the number granted to such officers in December 2017.

2018 Compensation Adjustments
At their December 2018 meeting, the Committee also considered adjustments to the base compensation and incentive compensation targets of each of our executive officers. The Committee periodically conducts a formal review of competitive compensation; the last such review was described in our Proxy Statement for the 2014 Annual Meeting of Shareholders. In interim years, the Committee generally considers the performance of the various executive officers and our CEO’s assessment of such executive officer’s performance in determining the appropriateness of adjustments in compensation. Based on that information, the Committee determined that it was appropriate to increase base salary for certain of our executive officers and made the following changes to the compensation arrangements for our named executive officers effective January 1, 2019:

Name	2019 Base Compensation Amount (Percentage Increase)
Alfred P. West, Jr.	$750,000 (15.4%)
Dennis J. McGonigle	$600,000 (9.1%)
Ryan P. Hicke	$600,000 (20.0%)
Michael N. Peterson	$550,000 (4.8%)
Stephen G. Meyer	$700,000 (16.7%)
Stock Ownership Policy
During 2015, the Committee and the Board adopted a Stock Ownership Policy to be applicable to our directors and executive officers. Under this Policy, directors and executive officers are required to own our equity interests having a required value which is a multiple of their base compensation. The equity value may consist of the ownership of Shares of Common Stock or of vested and exercisable stock options (valued at the amount by which the market price of the underlying shares exceeds the exercise price of the option), provided that at least 50 percent of the required value is in the form of direct ownership of our Shares of Common Stock. The required value is equal to five times their annual cash retainer in the case of directors, six times his annual base salary in the case of the Chief Executive Officer and four times their annual base salary in the case of other executive officers. The Policy provides that the required value must be achieved for existing directors and executive officers not later than March 2019 and for persons elected as directors or appointed as officers after the adoption of the Policy, not later than the fifth anniversary of such election or appointment. All of the directors and named executive officers are in compliance with this Policy.
Compensation Recoupment Policy
In early 2011, the Committee adopted a Compensation Recoupment Policy. This policy (also known as a “clawback” policy), permits the Board to recover certain cash incentive compensation or equity grants made to our executive officers and other members of our senior management committee if the person from whom the recoupment is sought engaged in fraud or intentional misconduct that caused the need to restate our financial statements and the result of the restatement would have been to reduce or delay the amount of the incentive compensation or the vesting of the equity grant. We believe that by providing us with the appropriate power to recover incentive compensation paid or equity grants made to an officer in this situation, we demonstrate our commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Compensation Consultant
During 2011, the Committee considered the advisability of retaining a compensation consultant and, after conducting a search, the Committee retained Semler Brossy to assist the Committee with its responsibilities related to our executive compensation programs. Semler Brossy provides no other services to us outside of its role as independent Committee advisor. During 2012 and continuing in 2013, as described in our Proxy Statement for our 2014 Annual Meeting, Semler Brossy conducted an assessment of senior management compensation, including development of a comparison group, and also provided advice concerning the executive compensation policies and practices in place in our industry as well as Compensation Committee best practices. During 2014 and 2015, Semler Brossy continued to provide advice to the Committee, particularly in connection with our adoption of the 2014 Omnibus Equity Compensation Plan and our Stock Ownership Policy, and revisions to the Directors Compensation Program (see “Director Compensation”).
Because of the policies and procedures Semler Brossy and the Committee have in place, the Committee is confident that the advice it receives from the executive compensation consultant is objective. These policies and procedures include the following provisions:

▪	The Committee has the sole authority to retain and terminate the executive compensation consultant;

▪	The Consultant has direct access to the Committee without management intervention;

▪	The Committee evaluates the quality and objectivity of the services provided by the Consultant each year and determines whether to continue to retain the Consultant; and

▪	The protocols for the engagement (described below) limit how the Consultant may interact with management.
While it is necessary for the Consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the Consultant’s advice and recommendations can be shared with management. These protocols are included in the Consultant’s engagement letter. The Committee also determines the appropriate forum for receiving Consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. This approach protects the Committee’s ability to receive objective advice from the Consultant so that the Committee may make independent decisions about our executive compensation. The Consultant reports directly to the Committee and performs no other work for us. The Committee has retained Semler Brossy as its independent consultant since 2012. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant has raised any conflict of interest, taking into consideration the following factors:

▪	The provision of other services to us by Semler Brossy;

▪	The amount of fees by us to Semler Brossy as a percentage of the firm’s total revenue;

▪	Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest;

▪	Any business or personal relationship of Semler Brossy or the individual compensation advisors employed by the firm with any of our executive officers;

▪	Any business or personal relationship of the individual compensation advisors with any member of the Committee; and

▪	Any of our stock owned by Semler Brossy or the individual compensation advisors employed by the firm.
The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as our compensation consultants has not created any conflict of interest. The Committee expects to continue to consult Semler Brossy in 2019 and receive periodic input from Semler Brossy during 2019.
Application of Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the tax deductibility of compensation paid to a public company’s chief executive officer and other named executive officers (excluding the company’s principal financial officer for tax years prior to 2018) to $1.0 million during any fiscal year.
Prior to 2018, this $1.0 million deduction limit did not apply to compensation that qualified as “performance-based.” However, the Tax Cuts and Jobs Act eliminated the exemption for performance-based compensation for tax years beginning after 2017, except for providing transition relief for compensation paid pursuant to certain “grandfathered” arrangements in effect on November 2, 2017, and expanded the group of current and former executives covered by the $1.0 million deduction limit under Section 162(m). Nevertheless, the Committee remains committed to linking executive pay to performance and does not expect the changes to Section 162(m) to significantly alter the performance-driven design of our compensation programs going forward.
Potential Payments on Termination
Mr. Peterson, our General Counsel and one of our Executive Vice Presidents, entered into an employment agreement with us that provides for certain compensation and benefits that are in addition to those provided by us pursuant to those plans and arrangements available to our employees generally and those that are customarily (but not required to be) extended to those executive officers terminated without cause or in the event of their death or disability.
Mr. Peterson’s employment agreement provides that if he is terminated without cause prior to June 18, 2023, then in addition to those benefits generally provided by us to our employees pursuant to those plans and arrangements available to our executive officers generally and those that are customarily (but not required to be) extended to departing executive officers, Mr. Peterson will receive a lump sum cash severance payment equal to two times the sum of:

•	the annual incentive compensation target, as approved by the Board, for the year in which his employment is terminated; and

•	the annual salary payable to him in the year in which he is terminated.
In addition to the foregoing cash severance payments, Mr. Peterson’s employment agreement provides that in addition to the benefits customarily (but not required to be) extended to departing executive officers, the following will occur with respect to the 300,000 options granted, or to be granted, to him in connection with his hiring as provided for in his employment agreement (the “Signing Options”):

•	the vesting of any of those Signing Options are not vested at the time his employment is terminated will be accelerated; and

•	the exercise period for the Signing Options will be extended for a period of one year following the date of the termination of his employment.

Mr. Peterson’s employment agreement also provides that in the event of his death or disability, in addition to the benefits customarily (but not required to be) extended in the event of an executive officer’s death or disability, any of his then unvested Signing Options will vest as of the date of his death or disability.
Any options that may granted to Mr. Peterson that are not Signing Options are not subject to the accelerated vesting or extended exercise period provisions of Mr. Peterson’s employment agreement and would be treated in the same manner as have those options held by other departing executive officers.
As a condition to his employment, Mr. Peterson executed the same non-competition, non-solicitation and non-interference covenants that all of our employees currently are required to execute at the time they are hired.
The following table illustrates our estimates of the potential value of the payments and benefits to which Mr. Peterson would be entitled to receive upon a termination of his employment without cause or upon his death or disability pursuant to his employment agreement that are in addition to those benefits customarily extended to departing executive officers, in either case as of December 31, 2018. The amounts that Mr. Peterson would receive in an actual termination can only be determined at the time the event occurs.

Benefits and Payments Upon Termination	Termination Without Cause	Death or Disability
Cash Severance-Salary (1)	$1,050,000	—
Cash Severance-Bonus (2)	$1,500,000	—
Stock Options-Accelerated (3)	—	—

(1)
The calculation is two times Mr. Peterson’s base salary for 2019 and does not include the amount of any accrued but unpaid base salary or vacation through the date of termination that may be payable to Mr. Peterson at the time of termination.

(2)	The calculation is two times Mr. Peterson’s incentive compensation target for 2019, as approved by the Board.

(3)
The aggregate value is based on the spread between the closing market price of Common Shares on December 31, 2018 ($46.20) and the exercise price of the Signing Options ($65.98 for the Signing Options granted on June 18, 2018). For the purposes of any of the two tranches of 50,000 options that remain to be granted to Mr. Peterson under his employment agreement on each of June 18, 2019 and 2020, the calculation assumes that the exercise price will be the same price as the share price on the grant date and, therefore, the spread would be $0.

Pay Ratio

Annual total compensation of the median employee for 2018	$86,941
Annual total compensation of the CEO for 2018	$2,105,098
Ratio of annual total compensation of the median employee to the annual total compensation of CEO for 2018	24.2
Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the 2017 pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2017 pay ratio disclosure. The median employee identified in 2017 remains employed in substantially the same role and at the same location as last year.
Last year, we chose November 20, 2017 as the date for establishing the employee population used in identifying the median employee and used fiscal 2017 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based cash bonuses, target commissions, and long-term equity awards based on their grant date fair values. Permanent employees who joined in 2017 and permanent employees who were on leave during 2017 were assumed to have worked for the entire year. All U.S. and non-U.S.employees employed as of December 31, 2017 were captured. No cost-of-living adjustments were made.
In order to determine the annual total compensation of the median employee for 2018, we compared the elements of compensation that we calculated in 2017 for our median employee with the employee's compensation for 2018. With respect to the annual total compensation of our CEO, we included the amount reported for Mr. West in the "Total" column for 2018 in the Summary Compensation Table included in this Proxy Statement. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Compensation Committee Report
Notwithstanding anything to the contrary, this Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 as amended (the “Exchange Act”) except to the extent that we specifically incorporate this information by reference, and this information shall not be deemed filed under such Acts.
The members of the Committee consist of Carl A. Guarino (Chair) and Kathryn M. McCarthy, each of whom is an independent director as defined in the rules of The NASDAQ Stock Market, Inc. The Committee operates under a Charter approved by the Board which states that among the purposes of the Committee are to establish and periodically review our compensation philosophy and the adequacy of compensation plans and programs for executive officers and our other employees; to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans; to review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; to review and monitor management development and succession plans and activities; and to prepare the report on executive compensation for inclusion in our annual proxy statement in accordance with the Securities and Exchange Commission Rules and Regulations.
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee:
Carl A. Guarino (Chair)
Kathryn M. McCarthy

Executive Compensation
The Summary Compensation Table set forth below summarizes total compensation paid or earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for services rendered in all capacities for the last three years ending December 31, 2018.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Alfred P. West, Jr. Chairman of the Board and Chief Executive Officer	2018	650,000	319,375	1,100,000	35,723	2,105,098
	2017	600,000	341,600	1,050,000	35,353	2,026,953
	2016	550,000	435,225	1,000,000	33,944	2,019,169
Dennis J. McGonigle Executive Vice President and Chief Financial Officer	2018	550,000	319,375	850,000	31,096	1,750,471
	2017	475,000	427,000	750,000	30,633	1,682,633
	2016	450,000	310,875	735,000	46,516	1,542,392
Stephen G. Meyer Executive Vice President > Investment Managers	2018	600,000	574,875	1,075,500	30,016	2,280,391
	2017	525,000	427,000	1,040,000	29,553	2,021,553
	2016	475,000	932,625	975,000	27,763	2,410,388
Ryan P. Hicke (5) Executive Vice President > Technology	2018	500,000	447,125	700,000	29,314	1,676,439
	2017	—	—	—	—	—
	2016	—	—	—	—	—
Michael N. Peterson (5) Executive Vice President > Legal	2018	272,596	3,439,500	750,000	270,508(6)	4,732,604
	2017	—	—	—	—	—
	2016	—	—	—	—	—

(1)	Compensation deferred at the election of the executive, pursuant to our Capital Accumulation Plan (“CAP”), is included in the year in which such compensation is earned.

(2)
Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)	Non-equity incentive compensation awards for services rendered during a year have been listed in the year earned, but were actually paid in the following fiscal year.

(4)
Includes matching contributions to the CAP for the named individuals as well as supplemental life insurance premiums with respect to life insurance on the named individual and group insurance medical premiums.

(5)	Neither Mr. Hicke nor Mr. Peterson was one of our three most highly compensated executive officers prior to 2018.

(6)	Includes a one-time signing bonus of $250,000 paid to Mr. Peterson in connection with his joining us on June 18, 2018.
Grants of Plan-Based Awards Table
The following table discloses certain information concerning options granted during 2018 to each of our named executive officers. Other than these grants, none of the executive officers received any other equity or non-equity incentive plan awards providing for future payouts.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise or Base Price of Option ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Alfred P. West, Jr.	12/11/2018	25,000	48.47	319,375
Dennis J. McGonigle	12/11/2018	25,000	48.47	319,375
Stephen G. Meyer	12/11/2018	45,000	48.47	574,875
Ryan P. Hicke	12/11/2018	35,000	48.47	447,125
Michael N. Peterson	6/18/2018	200,000 (3)	65.98	3,184,000
Michael N. Peterson	12/11/2018	20,000	48.47	255,500

(1)
All stock options granted to our named executive officers in 2018 were nonqualified options granted upon the approval of the Committee under our 2014 Omnibus Equity Compensation Plan, with an exercise price per Share equal to the fair market value of our Shares on the date of grant. Other than in the case of those stock options granted to Mr. Peterson on June 18, 2018, 50 percent of these options vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $4.50 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50 percent of these options vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $6.00 or more, but not earlier than the fourth anniversary of the date of grant, in each case based upon our audited financial statements and subject to certain adjustments relating to non-recurring transactions or the option expense we record under Accounting Standards Codification 718 (ASC 718). With respect to the 200,000 stock options granted to Mr. Peterson on June 18, 2018, in connection with his on-boarding and pursuant to the terms of his employment agreement, 50 percent will vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $4.25 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50 percent of these options vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $5.50 or more, but not earlier than the fourth anniversary of the date of grant, in each case based upon our audited financial statements and subject to certain adjustments relating to non-recurring transactions or the option expense we record under ASC 718.

(2)
The Grant Date Fair Value of the Option Grants made on each of June 18, 2018 and December 12, 2018 was based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)
Mr. Peterson's employment agreement provides that in addition to the 200,000 stock options granted to him on the date he commenced employment and reported in the table above, he will also be granted 50,000 options on June 18 of each of 2019 and 2020 at an exercise price per share equal to the closing share price of our stock on each of such dates. Each of such 50,000 option grants will vest in two equal tranches, with 50 percent to vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $4.25 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50 percent of these options to vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $5.50 or more, but not earlier than the fourth anniversary of the date of grant, in each case based upon our audited financial statements and subject to certain adjustments relating to non-recurring transactions or the option expense we record under ASC 718.

Outstanding Equity Awards at Year-End
The following table reflects outstanding stock options held by our named executive officers as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Alfred P. West, Jr.	75,000	—	17.65	12/15/2019
	50,000	—	23.86	12/14/2020
	50,000	—	15.77	12/13/2021
	50,000	—	22.45	12/11/2022
	45,000	—	33.76	12/10/2023
	17,500	17,500	40.64	12/09/2024
	30,000	—	53.34	12/8/2025
	17,500	17,500	49.63	12/13/2026
	—	20,000	71.12	12/12/2027
	—	25,000	48.47	12/11/2028
Dennis J. McGonigle	60,000	—	17.65	12/15/2019
	40,000	—	23.86	12/14/2020
	35,000	—	15.77	12/13/2021
	35,000	—	22.45	12/11/2022
	30,000	—	33.76	12/10/2023
	13,750	13,750	40.64	12/9/2024
	24,000	—	53.34	12/8/2025
	12,500	12,500	49.63	12/13/2026
	—	25,000	71.12	12/12/2027
	—	25,000	48.47	12/11/2028
Stephen G. Meyer	65,000	—	17.65	12/15/2019
	45,000	—	23.86	12/14/2020
	45,000	—	15.77	12/13/2021
	50,000	—	22.45	12/11/2022
	40,000	—	33.76	12/10/2023
	15,000	15,000	40.64	12/09/2024
	24,000	—	53.34	12/8/2025
	37,500	37,500	49.63	12/13/2026
	—	25,000	71.12	12/12/2027
	—	45,000	48.47	12/11/2028
Ryan P. Hicke	4,500	—	17.65	12/15/2019
	25,000	—	23.86	12/14/2020
	25,000	—	15.77	12/13/2021
	7,500	—	22.45	12/11/2022
	12,500	—	28.30	4/16/2023
	25,000	—	33.76	12/10/2023
	10,000	10,000	40.64	12/9/2024
	24,000	—	53.34	12/8/2025
	17,500	17,500	49.63	12/10/2026
	—	25,000	71.12	12/12/2027
	—	35,000	48.47	12/11/2028
Michael N. Peterson	—	200,000	65.98	6/18/2028
	—	20,000	48.47	12/11/2028

(1)	The following tables set forth opposite the relevant option expiration date, the vesting thresholds for all options which are currently unexercisable:

Option Expiration Date	50% Exercisable When Our Reported EPS Plus ASC 718 Expense Exceeds	100% Exercisable When Our Reported EPS Plus ASC 718 Expense Exceeds
12/9/2024	Vested	$3.70
12/13/2026	Vested	$3.30

Option Expiration Date	50% Exercisable When our Reported Pre-Tax EPS Plus ASC 718 Expense Exceeds	100% Exercisable When our Reported Pre-Tax EPS Plus ASC 718 Expense Exceeds
12/12/2027	$4.25	$5.50
12/11/2028	$4.50	$6.00
Option Exercises Table
The following table presents information regarding the exercise of stock options by our named executive officers during 2018. None of our named executive officers hold restricted stock awards.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Alfred P. West, Jr.	100,000	3,937,000
Dennis J. McGonigle	60,000	3,140,993
Stephen G. Meyer	50,000	2,700,964
Ryan P. Hicke	15,500	784,922
Michael N. Peterson	—	—

Director Compensation
During 2018, each director who was not an employee received an annual retainer of $70,000. The annual chair fee for the Audit, Compensation, Legal Regulatory and Oversight and Nominating Committees was $20,000, $15,000, $15,000 and $5,000, respectively, and the annual retainer fee for the Audit Committee was $10,000, for each of the Compensation and Legal Regulatory and Oversight Committees was $7,500, and for the Nominating Committee was $5,000. The annual retainer for the Lead Independent Director was $15,000.
Each non-employee director also receives an annual grant of 10,000 options to purchase Shares. Thus, on December 11, 2018, our non-employee directors, Messrs. Doran, Guarino, Romeo and Mss. Blumenstein and McCarthy, each were granted options under our 2014 Omnibus Equity Compensation Plan to purchase 10,000 Shares at an exercise price of $48.47, all of which options remained outstanding at December 31, 2018. These options have a ten-year term, with 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $4.50 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $6.00 or more, but not earlier than the fourth anniversary of the date of grant (in each case based upon our audited financial statements and subject to certain adjustments relating to the option expense we recorded under ASC 718 and to adjustment for certain extraordinary events).
The following table summarizes the compensation paid to our directors for 2018:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Sarah W. Blumenstein	82,500	127,750	—	210,250
William M. Doran	92,500	127,750	348,004 (2)	568,254
Carl A. Guarino	112,500	127,750	—	240,250
Kathryn M. McCarthy	107,500	127,750	—	235,250
Carmen V. Romeo	112,500	127,750	—	240,250

(1)
Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)
During 2018, Mr. Doran received trustee fees of $178,000 for serving as a trustee of approximately ten mutual funds or trusts, each of which we either administered or sponsored. During 2018, Mr. Doran served as a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. and received $14,166 per month pursuant to a consulting agreement with us.

Review, Approval, or Ratification of Transactions with Related Persons
Our Board believes that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Our Code of Conduct thus contains a provision regarding transactions with related persons that requires that our Audit Committee review and approve, before it is consummated, any “related person” transaction as defined in Item 404(a) of Regulation S-K to which a director or executive officer is, directly or indirectly, a party. A related person transaction is any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. No related person transaction will be executed without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Since January 1, 2018, there have been no related person transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K and none is proposed.

Audit Committee Report
Notwithstanding anything to the contrary, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporates this information by reference, and this information shall not be deemed filed under such Acts.
The Audit Committee of our Board currently is composed of three independent directors and operates under a written charter adopted by our Board that complies with the rules adopted by The NASDAQ Stock Market, Inc. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. A copy of the current Audit Committee Charter may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.” The members of the Audit Committee are Mr. Romeo (Chair), Mr. Guarino, and Ms. McCarthy. The role of the Audit Committee is to assist our Board in its oversight of the quality and integrity of our financial reporting process. The Audit Committee also has sole authority, among other things, to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of our independent auditors. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The Committee met five times in 2018 and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters that registered independent public accounting firms must communicate to audit committees under Public Company Accounting Oversight Board rules.
Our independent auditors also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s independence rules, and the Audit Committee discussed with the independent auditing firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.
Audit Committee:
Carmen V. Romeo (Chair)
Carl A. Guarino
Kathryn M. McCarthy

(Proposal No. 2) Advisory Vote on Executive Compensation
Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Shareholders are encouraged to read the Compensation Discussion and Analysis ("CD&A") and other sections of this proxy statement regarding our compensation practices for named executive officers, which include discussions of the following:

▪
Members of the Compensation Committee of our Board are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers.

▪
The Compensation Committee engaged and received advice from a third-party compensation consultant concerning the compensation of our Chief Executive Officer. It selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our Chief Executive Officer’s compensation.

▪	We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices include:

•	We have a cash incentive compensation repayment (“clawback”) policy;

•	We have a stock ownership policy requiring executives to maintain a minimum value of ownership of our equity in accordance with the plan;

•	We employ our named executive officers “at will” without severance agreements or employment contracts;

•	We have a long-standing insider trading policy which, among other things, prevents executive officers from buying or selling put or call options or futures on our Shares;

•	Our performance-based incentive programs include a balance of different measures for short-term and long-term programs; and

•	Our executive officers’ compensation amounts are aligned with our financial performance and the overall implementation of our business strategies.
The Compensation Committee and the Board believe that these policies, procedures and amounts are effective in implementing our compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a Shareholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:
“Resolved, that the holders of Shares of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”
Required Vote and Board Recommendation
Because your vote is advisory, it will not be binding upon us, the Board or the Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Board believes that the compensation of our executive officers, as described in the CD&A and the tabular disclosures under the heading “Executive Compensation” is appropriate for the reasons stated above. Therefore, the Board unanimously recommends a vote FOR approval of the compensation for our named executive officers.

(Proposal No. 3) Ratification of Appointment of Independent Registered Public Accountants
The Audit Committee of our Board has selected KPMG LLP (“KPMG”), as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2019, the Audit Committee and the Board seek to have the Shareholders ratify such an appointment of KPMG by the Audit Committee. We note, however, that, consistent with the requirements of the Sarbanes-Oxley Act of 2002, our Audit Committee has ultimate authority with respect to the selection of our independent registered public accountants. Accordingly, if Shareholders do not ratify the appointment of KPMG, our Audit Committee will take that into account in considering whether to continue to retain KPMG. Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Principal Accounting Fees and Services
The following is a summary of the fees KPMG billed to us for professional services rendered for the fiscal years ended December 31, 2018 and December 31, 2017, respectively:

Fee Category	2018	2017
Audit Fees (1)	$4,036,600	$5,069,567
Audit-related Fees (2)	1,073,915	588,070
Tax Fees (3)	67,640	37,896
All Other Fees	3,730	—
	$5,181,885	$5,695,533

(1)
Audit fees for the years ended December 31, 2018 and 2017, respectively, were for professional services rendered for the audits and interim quarterly reviews of our consolidated financial statements and other statutory and subsidiary audits. Audit fees for the year ended December 31, 2018 and 2017 also include fees billed by KPMG for audits of our various Collective Trust Funds. These fees were paid by the various funds.

(2)	Audit-related fees for the year ended December 31, 2018 and 2017, respectively, were for attestation services, internal control reviews and other audit-related services.

(3)	Tax fees for the years ended December 31, 2018 and 2017, respectively, were for tax compliance, including the review or preparation of foreign tax returns, and general tax planning services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants
The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of the retention of the independent auditors for the performance of all audits and lawfully permitted non-audit services and regarding pre-approval of the fees for such services. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels.
Required Vote and Board Recommendation
The affirmative vote of a majority of the votes cast at our 2019 Annual Meeting by the holders of the outstanding Shares is required for the ratification of this appointment. Our Board unanimously recommends that Shareholders vote FOR approval of this proposal.

Other Matters
As of the date of this Proxy Statement, management knows of no other matters to be presented for action at our 2019 Annual Meeting. However, if any further business should properly come before our 2019 Annual Meeting, the persons named as proxies in the accompanying proxy card will vote on such business in accordance with their best judgment.

Cost Savings Initiatives
Electronic Access to Proxy Materials and Annual Reports. Shareholders with Shares registered in their name on the records of Broadridge may sign up to receive electronic access to the proxy materials and annual reports rather than receiving mailed copies. This option will be presented to Shareholders via the Internet immediately following voting. These Shareholders will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on one of our websites. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remains in effect for subsequent years, unless cancelled two weeks prior to the record date for any subsequent annual meeting. Beneficial Shareholders also may be able to request electronic access to proxy materials by contacting the broker, bank or nominee.
Reduce Duplicate Mailings. Eligible beneficial Shareholders of record who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial Shareholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial Shareholder at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the Shareholder may contact their respective bank, broker or nominee to request that the householding service not be applied to their Shares.
Registered Shareholders and Shareholders of record through our 401(K) Plan will have the opportunity this year to also receive householding services. You can confirm your consent to receiving this cost-saving service by checking the box in the enclosed proxy card. If no response is received, an implied consent to receive householding automatically goes into effect 60 days after the date of the Annual Meeting. Once the consent is granted, should you choose to discontinue receiving householding services, you may contact Broadridge Investor Communication Services by telephone at: 1-800-542-1061 or by written letter at the following address: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
Electronic Access to Information about us. We publish our earnings releases on our website and make available to our shareholders the opportunity to listen to our quarterly earnings calls. Shareholders are able to review these earnings releases and to participate in the calls by visiting our website at seic.com. Our website is not part of this Proxy Statement or any of our other filings made with the Securities and Exchange Commission; references to our website address in this Proxy Statement are intended to be inactive textual references only.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of our Common Stock and any other equity securities with the Securities and Exchange Commission and the NASD. Executive officers, directors and persons who own more than 10 percent of our Common Stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, we believe that all of our executive officers, directors and persons who own more than 10 percent of our Common Stock complied with all Section 16(a) filing requirements applicable to them during 2018, except that Mr. West filed one Form 4 late to report the exercise of stock options.

Solicitation of Proxies
The accompanying proxy card is solicited on behalf of our Board. Following the original mailing of the proxy materials, proxies may be solicited personally by our officers and employees, who will not receive additional compensation for these services. We will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of Shares.

Proposals of Shareholders
Proposals that Shareholders wish to have considered for possible inclusion in our Proxy Statement for the 2019 Annual Meeting must be received by our Secretary at our principal offices (One Freedom Valley Drive, Oaks, PA 19456-1100) no later than December 8, 2019. If you wish to submit a proposal or to nominate a candidate for election as director at the 2020 Annual Meeting (but not seek inclusion of the proposal or nomination in our Proxy Statement), we must receive your proposal or nomination, in accordance with our Bylaws, on or before February 29, 2020, but not before January 30, 2020.

Additional Information
We will provide without charge to any person from whom a proxy is solicited by our Board, upon the written request of such person, a copy of our 2018 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such requests should be directed to Michael Peterson, General Counsel, at our principal offices at 1 Freedom Valley Drive, Oaks, PA 19456-1100, telephone number (610) 676-1000.

1 Freedom Valley Drive

Oaks, PA 19456-1100

610 676 1000
seic.com

SEI New ways. New answers.®

SEI INVESTMENTS COMPANY
1 Freedom Valley Drive
P.O. BOX 1099
Oaks, PA 19456-1100

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/28/2019 for shares held directly and by 11:59 P.M. ET on 05/23/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by SEI Investment Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/28/2019 for shares held directly and by 11:59 P.M. ET on 05/23/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

	For	Against	Abstain
1a. Alfred P. West, Jr.	☐	☐	☐
1b. William M. Doran	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of named executive officers.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2019.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000415197_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

SEI INVESTMENTS COMPANY

The undersigned shareholder of SEI Investments Company (the "Company") hereby appoints Michael N. Peterson and Ruth A. Montgomery, the proxy or proxies of the undersigned, and hereby authorizes either of them to represent and to vote as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned at the close of business on March 22, 2019, at the Annual Meeting of Shareholders to be held on May 29, 2019, and at any adjournments thereof. The proxies named herein are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000415197_2 R1.0.1.18